Exhibit 99.1

Profire Energy Purchased 1.3 Million Shares of PFIE for a Total of $1,703,000 from CEO, Brenton Hatch and Extended Its Stock Repurchase Program an Additional 12 Months

LINDON, Utah, May 26, 2017 - Profire Energy, Inc. (NASDAQ: PFIE), a technology company which creates, installs and services burner and chemical management solutions in the oil and gas industry, entered into a Stock Redemption Agreement on May 25, 2017 with Hatch Family Holdings Company, LLC ("Hatch Family Holdings"), which is wholly owned by Brenton Hatch, Profire Energy's Chairman and CEO, to purchase $1,703,000 worth of its Profire common stock.

Mr. Hatch decided to cause Hatch Family Holdings to enter into this agreement to sell approximately 9% of Mr. Hatch's total holdings of Profire stock to diversify assets, capitalize on estate planning opportunities and participate in charitable giving. Pursuant to this agreement, Profire purchased 1.3 million shares of common stock from Hatch Family Holdings at a price equal to the thirty-day average closing price as of the day immediately preceding the date of the agreement. Even after this sale of shares, Mr. Hatch still beneficially owns 12,450,000 shares or approximately 23% of Profire's outstanding stock.  Profire believes that, with his remaining equity ownership, Mr. Hatch remains firmly committed to the success of the Company. The shares repurchased pursuant to the Stock Redemption Agreement were not purchased as part of the Company's previously announced share repurchase program, which coincidentally also terminated on May 25, 2017. Additionally, on May 23, 2017 all contemplated sales of Profire common stock were completed under Mr. Hatch's  previously announced 10b5-1 trading plan. Profire anticipates that, in the immediate future, Mr. Hatch will not continue selling shares pursuant to any 10b5-1 plan; however, Profire acknowledges he may elect to adopt a 10b5-1 plan or otherwise sell shares as he deems appropriate subject to applicable legal requirements.
Ryan Oviatt, Profire's CFO, commented, "This purchase offers another significant opportunity for the company to buy back shares at an attractive value while preserving the public float. We firmly believe that purchasing Profire shares continues to provide meaningful returns to our shareholders."

In addition to the transaction noted above, on May 25, 2017, the board of directors approved the continuation of Profire's previously implemented Stock Repurchase Program. Profire is now authorized to purchase up to $2 million worth of its common stock through the end of May 2018.

Repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both Profire and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and Profire's financial performance.  Open market purchases will be conducted in accordance with applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient production and transportation of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent regulatory standards, and enhanced margins with their energy production processes, Profire Energy's burner management and chemical injection systems are increasingly becoming part of their solution. Profire Energy has offices in Lindon, Utah; Houston, Texas; Shelocta, Pennsylvania; Greeley, Colorado; and Edmonton, Alberta, Canada. For additional information, visit www.profireenergy.com.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to, statements (a) regarding Profire's belief that Mr. Hatch remains committed  to the success of the company as a result of his continuing equity ownership in the company notwithstanding his sale of shares to the Profire, (b) regarding the Company continuing its stock repurchase program to purchase of to $2,000,000 worth of through the end of May 2018, (c) regarding Profire's belief that share repurchases can add value for shareholders and (d) regarding Profire's belief that Mr. Hatch will not sell additional shares pursuant to a 10b5-1 plan in the immediate future. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company's periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Ryan Oviatt, CFO
(801) 796-5127